Exhibit 23.5

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement on Form S-4 and related joint proxy statement/prospectus of EQT Corporation, to be filed on or about May 16, 2024, of our report dated March 29, 2023, with respect to the consolidated financial statements of THQ-XcL Holdings I, LLC, which report appears in the Form 8-K of EQT Corporation dated May 3, 2023, and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

/s/ KPMG LLP

Dallas, Texas

May 16, 2024